Exhibit 3.45

                     CERTIFICATE OF LIMITED PARTNERSHIP
                                     OF
                                 [Company]

                                     I.

         The name of the Limited Partnership is:

                                 [Company]

                                    II.

         The street address and county of the Limited Partnership's initial registered office shall be 66 Luckie Street, Atlanta, Georgia 30303, County of Fulton. The initial registered agent of the Limited Partnership at that office shall be the Prentice- Hall Corporation System, Inc.

                                    III.

         The name and address of the General Partner is:

                             [General Partner]

                       [Address of General Partner]